UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☑     Definitive Additional Materials
☐     Soliciting Material Pursuant to §240.14a-12
QUOVADX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Quovadx, Inc.
TALKING POINTS FOR OUTBOUND CALLS
Quovadx management intends to contact by telephone key stockholders in connection with voting on Proxy Item 2 – Approval of the Quovadx, Inc. 2006 Equity Incentive Plan (“2006 Plan”). The following information was prepared to provide Quovadx management with talking points in connection with these phone calls.
Introduction:
•	There are three proposals on the proxy – one of them is a non-routine item – we are asking our stockholders to approve the 2006 Equity Incentive Plan. The 2006 Incentive Plan was adopted by the Board of Directors on April 20, 2006 and included as Appendix A in the Company’s Amended Proxy Statement filed on May 9, 2006. The 2006 Plan is intended to replace two current plans — our 1997 Stock Plan and our 2000 Non-Statutory Option Plan.
In response to concerns about dilution:
•	The new equity comp plan reduces by 1.2MM shares the number of shares available for grant.

	Options Issued	Rstr. Stock Issued	Stock Available
	and Outstanding	and Outstanding	for Future Grants

1997 Plan	3,076,659	690,132	3,069,192
2000 Plan	2,046,293		924,684

Total	5,122,952	690,132	3,993,876

2006 Plan	5,122,952	690,132	2,765,916

Total shares available under 1997 and 2000 plans, less total shares available under 2006 plan:			1,227,960
•	Newly authorized shares total 2.8MM shares — or 7% of total shares outstanding.
In response to concerns about repricing:
•	The new equity comp plan eliminates repricing provisions available under existing plans.
In response to concerns about burn rate:
•	While 3-year burn rate of 14.3% is above the ISS recommended rate of 12.97% (or one standard deviation above the software and services industry mean), we had exceptional circumstances in 2004 (financial restatement, management change, etc.) that directly contributed to a much higher-than-normal burn rate. Our 9% burn rate in 2004 was primarily related to hiring new members of the executive management team and motivating key employees to stay. Our burn rate for 2003 and 2005 averages 2.7%; our total burn rate for the two years is 5.3% — well within the ISS guidelines.
In response to concerns about overhang:
•	Our total overhang (options and restricted stock issued and outstanding as a percent of total shares outstanding) at the end of 2005 was 14%. Excluding grants made in 2004 to attract new executive officers which replaced prior management and to retain key employees, our total overhang would be below 10%.

•	Additionally, of the outstanding options, 3.5% are well out of the money with exercise prices of $6.00 or above.

•	Year-to date, in 2006 we have granted 254,500 options and 284,500 shares of restricted stock, for a total of 539,000 granted in 2006, or 1.3% of outstanding shares. This includes all performance-based grants for 2005. We would expect total grants in 2006 to be in line with or below 2005.

Frequently asked questions:
Q)	Why are you seeking approval on a new comp plan now?

A)	Our 1997 Stock Plan expires in March 2007 and our 2000 NSO Plan expires in 2010. We are seeking to combine these two plans into a single plan to achieve administrative efficiencies.

Q)	Is there an evergreen provision?

A)	The 1997 Stock Plan includes an evergreen provision that adds the lesser of 1,224,000 shares or 5% of the outstanding shares to the plan each year. There is no evergreen provision in the 2006 Plan.

Q)	Are there sublimits on the reserved shares?

A)	No, there are no sublimits in the plan. Given recent changes to the management team and new reporting of stock option expense required under FAS 123R, we are still evaluating appropriate grant levels.

Q)	Exercise price?

A)	The exercise price of ISOs, NSOs, and SARs must be 100% of the FMV on the date of grant; except in cases where an ISO is granted to a person who owns more than 10% of outstanding shares, in which case the exercise price must be at least 110% of FMV on the date of grant.

Q)	Vesting?

A)	The Board of Directors sets vesting periods, provided that no option granted to a non-exempt employee shall be exercisable until six months following the date of grant. The Board has the authority to accelerate vesting.

In standard practice, restricted stock awards vest over four years (25% each year) and stock option awards vest over four years (25% after the first year, and in monthly increments over the next three years).

Q)	Term?

A)	The maximum term of options is 10 years; except in cases where an ISO is granted to a person who owns more than 10% of outstanding shares, in which case the maximum term is 5 years.

Since 2005, in response to FAS 123R, the majority of option awards have been granted with a seven year term.

Q)	Does the plan provide for the reversion of shares to the reserve?

A)	Yes, shares may revert to the reserve under the following circumstances:
•	If an award expires or otherwise terminates without being exercised in full, shares shall revert to and become available for issuance under the plan.

•	If shares of stock issues pursuant to an award are forfeited to or repurchased by the Company, shares shall revert to and become available for issuance under the plan.

•	When shares withheld for the payment of taxes or when an award is exercised through a reduction in the number of shares subject to the award, the number of shares not delivered to the participant remain available for issuance under the 2006 plan.

•	If the exercise price of any stock award is satisfied by tendering shares of stock, those shares remain available for issuance under the 2006 plan.
Q)	Does the plan include a pay-for-performance component?

A)	Yes, the plan provides for performance based awards based on one or more of the following criteria: : (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance;

(xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii); stockholders’ equity; (xxviii) market capitalization; and (xxix) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

In addition, the Board is authorized to determine whether, when calculating the attainment of performance goals for a performance period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

Currently, pay-for-performance criteria are applied to our division presidents for awards of restricted shares.

Q)	What term does the new plan cover?

A)	The Board may suspend or terminate the 2006 Incentive Plan without stockholder approval or ratification at any time. Unless sooner terminated, the 2006 Incentive Plan will terminate on April 20, 2016. The Board may amend or modify the 2006 Incentive Plan at any time. However, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law or applicable exchange listing requirements.

3